Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Gil Borok	Nick Kormeluk	Steve Iaco
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8909	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS HIGHER REVENUE

AND EARNINGS FOR THE SECOND QUARTER OF 2010

EARNINGS PER SHARE IMPROVES TO $0.17 ON 23% REVENUE RISE; EBITDA MORE THAN DOUBLES

Los Angeles, CA — July 27, 2010 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported higher revenue and earnings for the second quarter ended June 30, 2010.

•                  Net income on a U.S. GAAP basis improved to $54.8 million, or $0.17 per diluted share, for the quarter, compared with a net loss of $6.6 million, or $0.02 loss per diluted share, in the second quarter of 2009.

•                  Excluding selected charges(1), net income(2) would have totaled $58.8 million, or $0.18 per diluted share, for the current-year quarter, compared to net income of $9.7 million, or $0.04 per diluted share, in the second quarter of 2009.

•                  Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)(3) more than doubled to $161.6 million in the second quarter of 2010 from $68.4 million a year earlier.  Excluding selected charges, EBITDA(3) rose 82% to $165.2 million in the current period from $90.9 million in the second quarter of 2009.

•                  Revenue for the quarter totaled $1.2 billion, an increase of 23% from $955.7 million in the second quarter of 2009.

These results represent the Company’s strongest quarterly year-over-year growth in revenue since the fourth quarter of 2007, and in EBITDA, excluding selected charges, since the first quarter of 2007.

“Our financial performance continued to strengthen across most business lines globally, and we have good momentum entering the year’s second half,” said Brett White, chief executive officer of CB Richard Ellis. “In the U.S., we saw a very strong pick up in property sales and leasing, reflecting recovering market conditions. Europe produced robust growth, fueled by the recovery of the property sales market in the larger economies, such as the U.K., Germany and France. Asia Pacific also sustained the strong top-line growth that first became evident there late last year.

“We are mindful of concerns about the pace of economic recovery, but the rebound in commercial real estate activity is progressing. During the 2008-2009 downturn, we removed more than $600 million of expense from our platform. We predicted then that even a modest recovery would produce outsized gains in profitability due to this cost reduction, and this is precisely the result we are now seeing. We are a very efficient, client-centric organization with a diversified revenue base, resulting in operating leverage that, as we saw in the second quarter, enables us to drive strong EBITDA growth and margin expansion.”

Revenue rose at a double-digit rate across all major business lines, except Development Services, with property sales and leasing growing globally by 61% and 29%, respectively.  The property sales recovery was particularly strong in Europe (up 93%) and Asia Pacific (up 67%). The Americas also saw revenue grow significantly in both the property sales (up 47%) and property leasing (up 37%) business lines. Reflecting increased liquidity in the real estate capital markets, commercial mortgage revenue rose 33% and loan origination volume improved 30% from the year-earlier quarter’s very weak level.

Globally, outsourcing revenue, including property and facilities management, increased by 10% in the second quarter, its strongest growth since the third quarter of 2008. International outsourcing growth was once again very strong, with Asia Pacific and Europe posting revenue increases of 44% and 27%, respectively. The Company also achieved significant new business, signing 34 multi-year contracts, its highest quarterly total ever. This total included 17 new clients — including Deere & Company, Genbrand and NYSE Euronext — and 17 contract renewals or expansions, including Boeing, Chevron, Marathon Oil Corporation, Microsoft, Rockwell Automation, The Coca Cola Company, and the United States Department of State.

Although the market for distressed asset dispositions has developed more slowly than originally expected, the Company has continued to capture substantial opportunities in this sector. In the U.S., it is now marketing more than $7.5 billion of distressed assets and has successfully sold more than $1.3 billion of such assets since the beginning of the year. CB Richard Ellis also has a sizeable distressed asset specialty services business in Europe. In the U.K., the Company arranged for the sale of seven properties on behalf of the borrowers, administrators and receivers of the defaulted White Tower 2006-3 portfolio of CMBS loans, for aggregate gross proceeds of approximately $1.1 billion.

During the second quarter, the Company’s Development Services subsidiary completed two dispositions of high quality assets in the greater Houston market. Gains from these sales contributed to a significant increase in EBITDA for this segment during the quarter.

Following the close of the quarter, the Company pre-paid $150 million of its Term B loans maturing in December of 2013. In addition to the interest expense savings on the pre-paid debt, this pre-payment will lower the annual interest expense on the Company’s remaining $898 million of Term B loans by 50 basis points.

Second-Quarter 2010 Segment Results

Americas Region

Revenue for the Americas region, including the U.S., Canada and Latin America, rose 20% to $722.3 million for the second quarter of 2010, compared with $601.6 million for the second quarter of 2009.  Operating income for the Americas region rose nearly three-fold during the current quarter to $72.2 million from $26.5 million for the second quarter of 2009.  EBITDA for this region totaled $89.8 million for the second quarter of 2010, more than double the $42.6 million produced in last year’s second quarter. The region saw meaningful improvement across all business lines during the quarter.

EMEA Region

Revenue for the EMEA region, which mainly consists of operations in Europe, rose 28% to $225.4 million for the second quarter of 2010 from $176.6 million for the second quarter of 2009.  The EMEA region reported operating income of $18.0 million for the second quarter of 2010, up very significantly from operating income of $3.4 million for the same period in 2009.  EBITDA totaled $19.9 million for the second quarter of 2010— more than three times the $5.9 million of EBITDA achieved in last year’s second quarter.  These improved results reflect better business performance in the larger countries in Europe, particularly the United Kingdom, Germany and France.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue rose 29% to $158.7 million for the second quarter of 2010 from $122.7 million for the second quarter of 2009.  Operating income for the Asia Pacific region remained relatively flat at $10.8 million for the second quarter of 2010 compared with the same period of 2009.  EBITDA increased slightly to $12.8 million for the second quarter of 2010 compared with $12.2 million for last year’s second quarter.  These results reflect a shift in the revenue mix and aggressive hiring in this region to support expected growth.

Global Investment Management Business

In the Global Investment Management segment, which includes investment management operations in the U.S., Europe and Asia, revenue increased 44% to $46.9 million for the second quarter of 2010 from $32.6 million in the second quarter of 2009.  This segment posted operating income for the second quarter of $3.4 million, compared with operating income of $4.5 million for the same period in 2009.  Second-quarter 2010 EBITDA rose to $10.8 million, compared with EBITDA of $2.2 million in the prior year second quarter.  The improvements noted in revenue and EBITDA in the current year were largely attributable to the consolidation of several properties due to a change in accounting regulations effective January 1, 2010. This accounting change had no bottom line impact.    EBITDA for the second quarter of 2009 included $2.6 million of net non-cash write-downs, which were not included in operating income and did not recur in the current year quarter.

Assets under management totaled $33.7 billion at the end of the second quarter, down 3% from year-end 2009, but up 1% from the first quarter of 2010.

Development Services

In the Development Services segment, which consists of real estate development and investment activities primarily in the U.S., revenue totaled $18.7 million for the second quarter of 2010, compared with $22.2 million for the second quarter of 2009.  The operating loss for the second quarter of 2010 was $7.3 million, compared with $6.4 million for the same period in 2009.  Second-quarter 2010 EBITDA was $28.4 million, up from $5.5 million in the prior year second quarter.  The increase in EBITDA was primarily driven by gains on property sales reflected in equity income and income from discontinued operations, both of which are included in the calculation of EBITDA but not operating income.

As of June 30, 2010, development projects in process totaled $4.4 billion and the inventory of pipeline deals as of June 30, 2010 was $0.8 billion.  These totals are down from $4.7 billion and $0.9 billion, respectively, at year-end 2009.

Six-Month Results

For the six months ended June 30, 2010, the Company reported net income on a U.S. GAAP basis of $48.2 million, or $0.15 per diluted share, compared with a net loss of $43.3 million, or $0.16 loss per diluted share, in 2009. Excluding selected charges, net income would have totaled $62.0 million, or $0.19 per diluted share, for the six-month period, a significant improvement from $2.2 million, or $0.01 per diluted share in the year-earlier period.  Revenue for the six months increased 19% to $2.2 billion.  EBITDA for the six months ended June 30, 2010 increased to $236.6 million, compared with $106.8 million for the same period last year.  Excluding selected charges, EBITDA would have totaled $252.7 million in the current year-to-date period, up from $145.0 million for the same period last year.

Conference Call Details

The Company’s second-quarter earnings conference call will be held on Wednesday, July 28, 2010 at 10:30 a.m. Eastern Time.  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-288-8968 for U.S. callers and 612-332-0228 for international callers.  A replay of the call will be available starting at 2:00 p.m. Eastern Time on July 28, 2010, and ending at midnight Eastern Time on August 3, 2010. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 165456.  A transcript of the call will be available on the Company’s Investor Relations Web site at www.cbre.com/investorrelations.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2009 revenue).  The Company has approximately 29,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations and financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; a return to the economic slow-down or recession we experienced in our principal operating regions in 2008 and 2009; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; our ability to leverage our platform to grow revenues and capture market share; our ability to retain and incentivize producers; the integration of our acquisitions and the level of synergy savings achieved as a result; our ability to maintain or enhance our operating leverage; and a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2009 and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1)Selected charges include amortization expense related to customer relationships resulting from acquisitions, integration costs related to acquisitions, cost-containment expenses, the write-down of impaired assets and the write-off of financing costs.

(2)A reconciliation of net income (loss) attributable to CB Richard Ellis Group, Inc. to net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3)The Company’s management believes that EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the operating performance of various business segments and for other discretionary purposes, including as a significant component when measuring its operating performance under its employee incentive programs. Additionally, management believes EBITDA is useful to investors to assist them in getting a more accurate picture of the Company’s results from operations.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. Amounts shown for EBITDA, as adjusted, remove the impact of certain cash and non-cash charges related to acquisitions, cost containment and asset impairments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income (loss) attributable to CB Richard Ellis Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

 (Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$1,171,919	$955,667	$2,197,802	$1,846,116

Costs and expenses:
Cost of services	678,714	566,831	1,293,908	1,120,250
Operating, administrative and other	372,033	328,671	710,739	634,830
Depreciation and amortization	27,616	24,166	53,911	49,558
Total costs and expenses	1,078,363	919,668	2,058,558	1,804,638

Gain on disposition of real estate	3,623	2,925	3,623	2,925
Operating income	97,179	38,924	142,867	44,403
Equity income (loss) from unconsolidated subsidiaries	14,235	(1,743)	7,651	(11,940)
Interest income	3,111	1,237	4,911	3,542
Interest expense	50,275	47,418	100,067	82,216
Write-off of financing costs	—	—	—	29,255
Income (loss) from continuing operations before provision for (benefit of) income taxes	64,250	(9,000)	55,362	(75,466)
Provision for (benefit of) income taxes	26,704	4,706	34,003	(7,341)
Income (loss) from continuing operations	37,546	(13,706)	21,359	(68,125)
Income from discontinued operations, net of income tax	7,140	—	7,140	—
Net income (loss)	44,686	(13,706)	28,499	(68,125)
Less: Net loss attributable to non-controlling interests	(10,104)	(7,069)	(19,664)	(24,799)
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$54,790	$(6,637)	$48,163	$(43,326)

Basic income (loss) per share attributable to CB Richard Ellis Group, Inc. shareholders
Income (loss) from continuing operations attributable to CB Richard Ellis Group, Inc.	$0.15	$(0.02)	$0.13	$(0.16)
Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc.	0.02	—	0.02	—
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$0.17	$(0.02)	$0.15	$(0.16)

Weighted average shares outstanding for basic income (loss) per share	312,910,934	265,683,366	312,895,372	263,851,431

Diluted income (loss) per share attributable to CB Richard Ellis Group, Inc. shareholders
Income (loss) from continuing operations attributable to CB Richard Ellis Group, Inc.	$0.15	$(0.02)	$0.13	$(0.16)
Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc.	0.02	—	0.02	—
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$0.17	$(0.02)	$0.15	$(0.16)

Weighted average shares outstanding for diluted income (loss) per share	318,425,227	265,683,366	317,736,844	263,851,431

EBITDA (1)	$161,635	$68,416	$236,594	$106,820

(1) Includes EBITDA related to discontinued operations of $12.9 million for the three and six months ended June 30, 2010.

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Americas
Revenue	$722,255	$601,565	$1,367,866	$1,178,606
Costs and expenses:
Cost of services	448,937	385,402	859,224	768,494
Operating, administrative and other	186,075	175,442	360,916	332,241
Depreciation and amortization	14,997	14,233	29,687	28,491
Operating income	$72,246	$26,488	$118,039	$49,380
EBITDA	$89,847	$42,602	$151,835	$81,243

EMEA
Revenue	$225,378	$176,595	$413,538	$338,756
Costs and expenses:
Cost of services	132,132	109,345	251,583	219,362
Operating, administrative and other	72,820	61,216	137,796	116,900
Depreciation and amortization	2,384	2,621	4,774	5,161
Operating income (loss)	$18,042	$3,413	$19,385	$(2,667)
EBITDA	$19,865	$5,928	$23,990	$2,811

Asia Pacific
Revenue	$158,678	$122,652	$293,110	$215,746
Costs and expenses:
Cost of services	97,645	72,084	183,101	132,394
Operating, administrative and other	48,220	37,569	88,925	67,518
Depreciation and amortization	2,007	2,128	4,119	4,256
Operating income	$10,806	$10,871	$16,965	$11,578
EBITDA	$12,777	$12,219	$21,035	$14,159

Global Investment Management
Revenue	$46,896	$32,606	$86,303	$69,902
Costs and expenses:
Operating, administrative and other	39,930	26,909	80,869	56,291
Depreciation and amortization	3,613	1,186	6,470	2,389
Operating income (loss)	$3,353	$4,511	$(1,036)	$11,222
EBITDA	$10,766	$2,181	$5,836	$1,755

Development Services
Revenue	$18,712	$22,249	$36,985	$43,106
Costs and expenses:
Operating, administrative and other	24,988	27,535	42,233	61,880
Depreciation and amortization	4,615	3,998	8,861	9,261
Gain on disposition of real estate	3,623	2,925	3,623	2,925
Operating loss	$(7,268)	$(6,359)	$(10,486)	$(25,110)
EBITDA (1)	$28,380	$5,486	$33,898	$6,852

(1) Includes EBITDA related to discontinued operations of $12.9 million for the three and six months ended June 30, 2010.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CB Richard Ellis Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income (loss) attributable to CB Richard Ellis Group, Inc.	$54,790	$(6,637)	$48,163	$(43,326)
Cost containment expenses, net of tax	1,605	10,630	6,092	15,471
Write-down of impaired assets, net of tax	(36)	2,369	2,804	6,061
Amortization expense related to customer relationships acquired, net of tax	1,842	1,871	3,732	3,679
Integration costs related to acquisitions, net of tax	598	1,123	1,240	2,162
Write-off of financing costs, net of tax	—	308	—	18,153
Net income attributable to CB Richard Ellis Group, Inc., as adjusted	$58,799	$9,664	$62,031	$2,200

Diluted income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted	$0.18	$0.04	$0.19	$0.01

Weighted average shares outstanding for diluted income per share	318,425,227	268,132,723	317,736,844	265,908,443

EBITDA and EBITDA, as adjusted for selected charges are calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income (loss) attributable to CB Richard Ellis Group, Inc.	$54,790	$(6,637)	$48,163	$(43,326)
Add:
Depreciation and amortization(1)	27,784	24,166	54,079	49,558
Interest expense(2)	50,990	47,418	100,782	82,216
Write-off of financing costs	—	—	—	29,255
Provision for (benefit of) income taxes(3)	31,183	4,706	38,482	(7,341)
Less:
Interest income	3,112	1,237	4,912	3,542

EBITDA(4)	$161,635	$68,416	$236,594	$106,820

Adjustments
Cost containment expenses	2,642	16,997	9,677	24,933
Write-down of impaired assets	—	3,713	4,453	9,769
Integration costs related to acquisitions	964	1,782	1,970	3,485

EBITDA, as adjusted (4)	$165,241	$90,908	$252,694	$145,007

(1)	Includes depreciation and amortization related to discontinued operations of $0.2 million for the three and six months ended June 30, 2010.
(2)	Includes interest expense related to discontinued operations of $0.7 million for the three and six months ended June 30, 2010.
(3)	Includes provision for income taxes related to discontinued operations of $4.5 million for the three and six months ended June 30, 2010.
(4)	Includes EBITDA related to discontinued operations of $12.9 million for the three and six months ended June 30, 2010.

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Americas
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$35,038	$(13,383)	$37,584	$(30,759)
Add:
Depreciation and amortization	14,997	14,233	29,687	28,491
Interest expense	38,972	39,307	78,686	67,007
Write-off of financing costs	—	—	—	29,255
Royalty and management service income	(5,347)	(3,878)	(9,492)	(4,705)
Provision for (benefit of) income taxes	7,062	7,163	17,431	(6,090)
Less:
Interest income	875	840	2,061	1,956
EBITDA	$89,847	$42,602	$151,835	$81,243

EMEA
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$5,278	$6,954	$6,250	$(1,428)
Add:
Depreciation and amortization	2,384	2,621	4,774	5,161
Interest expense	36	481	125	483
Royalty and management service expense	3,329	2,456	5,541	2,612
Provision for (benefit of) income taxes	9,189	(6,488)	7,984	(3,688)
Less:
Interest income	351	96	684	329
EBITDA	$19,865	$5,928	$23,990	$2,811

Asia Pacific
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$5,907	$(2,022)	$6,650	$(1,535)
Add:
Depreciation and amortization	2,007	2,128	4,119	4,256
Interest expense	613	745	1,170	1,393
Royalty and management service expense	1,745	1,220	3,538	1,677
Provision for income taxes	4,288	10,293	7,488	8,619
Less:
Interest income	1,783	145	1,930	251
EBITDA	$12,777	$12,219	$21,035	$14,159

Global Investment Management
Net (loss) income attributable to CB Richard Ellis Group, Inc.	$(1,119)	$4,490	$(9,587)	$(1,011)
Add:
Depreciation and amortization	3,613	1,186	6,470	2,389
Interest expense	6,063	1,041	10,478	1,589
Royalty and management service expense	273	202	413	416
Provision for (benefit of) income taxes	1,992	(4,703)	(1,770)	(1,176)
Less:
Interest income	56	35	168	452
EBITDA	$10,766	$2,181	$5,836	$1,755

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Development Services
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$9,686	$(2,676)	$7,266	$(8,593)
Add:
Depreciation and amortization(1)	4,783	3,998	9,029	9,261
Interest expense(2)	5,306	5,844	10,323	11,744
Provision for (benefit of) income taxes(3)	8,652	(1,559)	7,349	(5,006)
Less:
Interest income	47	121	69	554
EBITDA(4)	$28,380	$5,486	$33,898	$6,852

(1)	Includes depreciation and amortization related to discontinued operations of $0.2 million for the three and six months ended June 30, 2010.
(2)	Includes interest expense related to discontinued operations of $0.7 million for the three and six months ended June 30, 2010.
(3)	Includes provision for income taxes related to discontinued operations of $4.5 million for the three and six months ended June 30, 2010.
(4)	Includes EBITDA related to discontinued operations of $12.9 million for the three and six months ended June 30, 2010.

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$743,563	$741,557
Restricted cash	37,324	46,797
Receivables, net	731,621	775,929
Warehouse receivables (1)	260,636	315,033
Real estate assets (2)	886,048	693,442
Goodwill and other intangibles, net	1,600,340	1,629,276
Investments in and advances to unconsolidated subsidiaries	119,120	135,596
Other assets, net	552,398	701,776
Total assets	$4,931,050	$5,039,406
Liabilities:
Current liabilities, excluding debt	$802,058	$989,491
Warehouse lines of credit (1)	258,972	312,872
Revolving credit facility	25,155	21,050
Senior secured term loans	1,622,840	1,683,610
Senior subordinated notes, net	437,074	436,502
Other debt (3)	2,260	6,541
Notes payable on real estate (4)	718,464	551,277
Other long-term liabilities	243,617	253,768
Total liabilities	4,110,440	4,255,111

CB Richard Ellis Group, Inc. stockholders’ equity	641,801	629,122
Non-controlling interests	178,809	155,173
Total equity	820,610	784,295

Total liabilities and equity	$4,931,050	$5,039,406

(1)	Represents loan receivables, substantially all of which are offset by the related non-recourse warehouse line of credit facility.
(2)	Includes real estate and other assets held for sale, real estate under development and real estate held for investment.
(3)	Includes a non-recourse revolving credit line balance of $2.0 million and $5.5 million in Development Services as of June 30, 2010 and December 31, 2009, respectively.
(4)	Represents notes payable on real estate of which $3.5 million are recourse to the Company as of June 30, 2010 and December 31, 2009.